Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of Home Loan Services Solutions, Ltd. and subsidiaries (a development stage enterprise) (the “Company”) of our report dated February 4, 2011 relating to the consolidated financial statements (which report expresses an unqualified opinion and includes an explanatory paragraph related to the development stage of the Company), appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.

February 23, 2011

Atlanta, Georgia